Exhibit 18.1

Exhibit 18.1 – Preferability letter of DELOITTE & TOUCHE LLP

Affinia Group Intermediate Holdings Inc.

1101 Technology Drive

Ann Arbor, MI 48108

Dear Sirs/Madams:

At your request, we have read the description included in Footnote 2 of your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended March 31, 2011, of the facts relating to a change in accounting principle related to the elimination of the one-month reporting lag for Longkou Haimeng Machinery Company Limited. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Affinia Group Intermediate Holdings Inc. and its consolidated subsidiaries (the “Company”), that the accounting change described in Footnote 2 of your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of the Company as of any date or for any period subsequent to December 31, 2010. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of the Company as of any date or for any period subsequent to December 31, 2010.

Yours truly,

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

May 6, 2011